Exhibit 10.2

Chembio Diagnostics Inc.
555 Wireless Blvd.
Hauppauge, New York 11788

June 15, 2020

Ms. Gail S. Page
[***]
[***]

Dear Gail:

On behalf of Chembio Diagnostics Inc. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the principal terms of the compensation package to be provided to you by the Company for your services as Executive Chair (“Executive Chair”) of the Company’s Board of Directors (the “Board”), which terms are effective as of June 15, 2020 and will continue up to the time of the Company’s 2021 Annual Meeting of Stockholders (the “Term”).

1.
Duties. You agree to serve the Company faithfully, diligently and competently and, except as determined in accordance with Section 1(b), to devote approximately one-half of your full working time to the performance of the duties and responsibilities set forth in this Section 1.

(a)	Basic Chair Duties. During the Term, you will have all of the duties, responsibilities and authority commensurate with the position of Chair of the Board during the Term, including:

(i)	to chair meetings of the Board, and otherwise administer affairs of the Board, in a manner that will foster a collective decision-making process for the Board’s actions and responsibilities;

(ii)	to serve as the primary liaison between the Board and members of management of the Company, including to ensure an effective communication flow from management to the Board and its committees;

(iii)	as otherwise set forth from time to time in the charter and bylaws of the Company or in the corporate law of the jurisdiction in which the Company has been incorporated; and

(iv)	as otherwise may be requested of you by the Board from time to time consistent with the position of Chair of the Board.

(b)	Supplemental Executive Chair Duties. As Executive Chair you will have the following additional duties, responsibilities and authority through at least December 31, 2020:

(i)
to the extent specifically requested by the Chief Executive Officer and President of the Company (the “CEO”), advise the CEO on a strategic level with respect to operations and finance and advise other members of the Company’s management as the CEO specifies; and

(ii)
serve as mentor to the CEO by providing advice, counseling and supervision to the CEO when and as specifically requested by the CEO and seeking to motivate and support the CEO in the execution of his duties and responsibilities.

In December 2020, you, the Compensation Committee of the Board (the “Committee”) and the CEO will discuss and mutually evaluate the nature and extent of the duties, responsibilities and authority that you will have under this Section 1(b) during the remainder of the Term, commencing on January 1, 2021, in light of then-existing conditions and circumstances. The Committee reserves the right, based on such discussion and evaluation, to modify the duties, responsibilities and authority set forth in the first sentence of this Section 1(b) for such remainder of the Term, except that no such modification may, without your prior consent, increase the hours required for the performance of your duties and responsibilities as Executive Chair in 2021 to exceed one-half of your full working time.

(c)
Clarification of Scope of Duties. Your duties and responsibilities as Executive Chair shall consist exclusively of actions taken to help the Board to fulfill its duties and responsibilities. As Executive Chair, you shall provide leadership to the Board and not to the Company, which is the responsibility of the CEO. Your duties, responsibilities and authority as Executive Chair shall not include any duties, responsibilities and authority associated with the position of CEO or of any other management position, and the provisions of Section 1(b) shall not be interpreted in a manner that, whether at the request of the CEO or otherwise, would result in your performing any duties or responsibilities, or exercising any authority, associated with the position of CEO or of any other management position. For purposes of clarity, it is understood that your duties, responsibilities and authority as Executive Chair during the Term will be more limited than those you have been fulfilling during the transition period following your service as the Company’s interim chief executive officer, including the portion of such transition period during which you served as Executive Chair prior to the date hereof. As examples (but not an exclusive list) of actions and activities that you will no longer be required or authorized to perform as of the commencement of the Term, you shall not participate in (i) executive leadership team or other management meetings, except as may be requested by the CEO for a specific, limited issue or purpose or (ii) investor or public relations activities, except as contemplated by the Company’s written communications policies and procedures for director interaction with stockholders and other market participants (for which purpose the Company confirms that an updated statement of such policies and programs will be implemented on or before June 30, 2020). The Committee shall, after consulting with the Executive Chair and the CEO, have full power and authority to rule on any question or uncertainty that arises with respect to the interpretation of the subject matter of this Section 1(c).

(d)
Other Board Duties. It is expected that you will continue as a member of the Board throughout the Term, subject to your re-election to the Board at the Company’s 2020 Annual Meeting of Stockholders. During the Term, you will not serve as a member of any of the standing committees of the Board (that is, the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee). You may, at the invitation of the appropriate Chairs of those standing committees, elect to attend meetings of any or all of those committees to the extent you determine that it will help you to fulfill your duties and responsibilities as Executive Chair.

(e)
Unrelated Activities. You may serve in any capacity with one or more other public or private organizations during the Term, provided that any such activities do not, at the time the activities commence or thereafter, (i) create an actual or potential business or fiduciary conflict of interest with your services as Executive Chair, (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company in your capacity as Executive Chair, or (iii) violate or breach any written policy or program of the Company applicable in your capacity as a member of the Board.

2.
Term. Notwithstanding any other provision of this Agreement, the Term will terminate immediately upon the expiration or termination of your service as a member of the Board for any reason prior to the Company’s 2021 Annual Meeting of Stockholders.

3.	Compensation.

(a)
Retainer. The Company will pay you a cash retainer at an annualized rate of $175,000 for your time commitment of one-half of your full time during the Term, less applicable withholdings for taxes, payable in accordance with the Company’s historical practice for Board-related retainers or with such other mutual agreement as may be agreed upon by the parties.

(b)
Equity Awards. You will not be entitled to receive any equity award from the Company during the Term solely in connection with your service as Executive Chair. For purposes of clarity, your currently outstanding equity awards will continue to vest during the Term in accordance with their terms, without any change as the result of this Agreement.

(c)
Reimbursements. The Company will reimburse you for reasonable out‑of-pocket business, entertainment and travel expenses in connection with the performance of your duties under this Agreement that are incurred and submitted in accordance with the Company’s expense reimbursement policy from time to time in effect with respect to directors generally.

(d)
Bonuses. Cash or equity bonuses, if any, for your services as Executive Chair will be at the sole discretion of the Committee and shall be agreed upon by you and the Committee in advance when and if determined by the Committee to be appropriate.

4.	Independent Contractor. You shall be an independent contractor, and not an employee, of the Company.

5.	Confidential Information and Company Records.

(a)
Confidentiality. During the Term and continuing thereafter, you agree that you will not, whether alone or in association with any other person, directly or indirectly, knowingly divulge, furnish or make accessible to any third person or organization other than in the regular course of the Company’s business any confidential information concerning the Company or its subsidiaries or its or their business, including confidential methods of operation and organization, confidential sources of supply and customer or other mailing lists.

(b)
Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of the Transition Period or at such earlier time as may be requested by the Board.

(c)
Enforcement. The provisions of this Section 5 shall survive the end of the Term and the end of the Transition Period. You acknowledge that any remedy at law for a breach or threatened breach of any of the provisions of this Section 5 may be inadequate and that accordingly the Company shall be entitled to an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security.

6.
Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of business conduct and ethics, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.

7.
Indemnification. To the maximum extent permitted by law, you will be indemnified under the Company’s charter and bylaws while serving as Executive Chair, and you will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

8.	Miscellaneous.

(a)
Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address that you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the CEO at the Company’s corporate headquarters. Either party hereto may change its address for the purpose of this Section 8(a) by written notice similarly given.

(b)
Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives.

(c)	Waiver. No provision of this Agreement may be modified or waived except in writing signed by you and a duly authorized officer of the Company.

(d)
Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(e)
Survival. The provisions of this Agreement shall survive the expiration or termination of the Term for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

(f)
Entire Agreement. This Agreement constitutes the entire understanding and agreement you and between the Company regarding your service as Executive Chair. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between you and the Company relating to such service.

(g)	Modifications. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by both you and the Committee.

(h)	Interpretation. For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)	the word “including” as used in this Agreement shall not be construed so as to exclude any other thing not referred to or described; and

(iii)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(i)
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this Agreement.

Chembio Diagnostics Inc.

	By:	/s/ Richard L. Eberly
Chief Executive Officer and President

Accepted and agreed:
Gail S. Page
/s/ Gail S. Page